Filed pursuant to Rule 424(b)(3)
Registration No. 333-264346
PROSPECTUS SUPPLEMENT NO. 5
(to Prospectus dated April 26, 2022)

Proterra Inc
125,389,111 Shares of Common Stock
26,317,092 Shares of Common Stock Underlying Warrants and Convertible Notes
This prospectus supplement supplements the prospectus dated April 26, 2022, as supplemented by Prospectus Supplement No. 1, dated May 6, 2022, Prospectus Supplement No. 2, dated June 2, 2022, Prospectus Supplement No. 3, dated June 15, 2022 and Prospectus Supplement No. 4, dated August 3, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-264346). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in Item 5.07 from our current report on Form 8-K/A, filed with the Securities and Exchange Commission on August 3, 2022 (the “Current Report”). Accordingly, we have attached the information contained in Item 5.07 from the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 125,389,111 shares of common stock, par value $0.0001 per share (“common stock”), consisting of (i) up to 16,334,868 shares of common stock issued in a private placement of 41,500,000 shares of common stock pursuant to subscription agreements entered into on January 11, 2021; (ii) up to 1,904,692 shares of common stock held by ArcLight CTC Holdings, L.P.; and (iii) up to 107,149,551 shares of common stock issued or issuable to certain former stockholders and other security holders of Legacy Proterra (the “Legacy Proterra Holders”) in connection with or as a result of the consummation of the Business Combination, consisting of (a) up to 56,766,043 shares of common stock; (b) up to 26,316,200 shares of common stock (the “Note Shares”) issuable upon the conversion of outstanding convertible promissory notes (the “Convertible Notes”); (c) up to 892 shares of common stock issuable upon the exercise of certain warrants (the “Legacy Proterra warrants”); (d) 11,171,287 shares of common stock issued or issuable upon the exercise of certain equity awards; and (e) up to 12,895,129 shares of common stock (“Earnout Shares”), comprising both Earnout Shares that were issued to certain Legacy Proterra Holders in July 2021 and Earnout Shares that certain Legacy Proterra Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions.
In addition, the Prospectus and this prospectus supplement relate to the offer and sale of (i) up to 892 shares of common stock issuable by us upon exercise of the Legacy Proterra warrants that were previously registered, and (ii) up to 26,316,200 Note Shares issuable by us upon conversion of the Convertible Notes, certain of which were previously registered. The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on December 31, 2022. The actual number of shares issued upon conversion will depend on the actual date of conversion.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PTRA.” On August 2, 2022, the last reported sale price of our common stock was $5.58 per share.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our common stock.
The registration statement to which the Prospectus and this prospectus supplement relates registers the resale of a substantial number of shares of our common stock by the Selling Securityholders. Sales in the public market of a large number of shares, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 3, 2022

EXPLANATORY NOTE

Proterra Inc (the “Company”) is filing this Current Report on Form 8-K/A (this “Amendment”) to amend the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2022 (the “Original 8-K”). The Original 8-K reported the final voting results of the Company’s 2022 Annual Meeting of Stockholders held on May 26, 2022 (the “2022 Annual Meeting”). This Amendment is being filed to disclose the Company’s decision as to how frequently it will conduct future stockholder advisory votes on named executive officer compensation (“say on pay”). No other changes have been made to the Original 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

As disclosed in the Original 8-K, the Company’s stockholders voted at the 2022 Annual Meeting meeting, on an advisory basis, to hold an advisory say on pay vote, on the compensation of our named executive officers every year. Based on these results, and consistent with its recommendation to stockholders, the Board has determined that the Company will hold a say on pay vote every year unless changed as a result of a subsequent vote on the frequency of future say on pay votes or until the Board of Directors of the Company determines that it is in the best interests of the Company to hold such vote with a different frequency. The Company expects to hold its next vote on the frequency of future say on pay votes no later than its 2028 Annual Meeting of Stockholders.